Exhibit 99.1
TeamStaff, Inc. Appoints John F. Armstrong
as Executive Vice President of Corporate Development for TeamStaff Inc.
SOMERSET, N.J., December 3, 2010 — TeamStaff, Inc., (Nasdaq: TSTF),a leading logistics and healthcare services provider to the US Government including the Departments of Defense and Veterans Affairs, is pleased to announce the appointment of John F. Armstrong as executive vice president of corporate development for TeamStaff.
Armstrong joins TeamStaff with over three decades of in-depth experience both in the military and the defense industry (both public and private). He will be responsible for strategic alliances, customer relationship management, business development, account management, communications and branding, strategic pipeline development and management for the corporation.
“John’s proven ability to develop strategic relationships, leverage his unique credentials, and create high performance growth results will be instrumental as we continue to expand our business in the federal and DoD logistics and healthcare markets,” said Zach Parker, TeamStaff president and CEO. “As a retired U.S Army Colonel (Medical Services Corps) with an impressive track record of growth in healthcare and logistics, John is a perfect fit with TeamStaff’s new strategic direction. He is well positioned in both our core and adjacent targeted customer markets and has already hit the ground running.”
Armstrong most recently served as director of the Sustainment and Health Services operation within Lockheed Martin Corporation which entailed growing and operating a $245M business covering defense logistics and healthcare within the U.S. and abroad. Previously John served as senior vice president of business development for Eagle Group International where he was instrumental in successfully growing the company to a competitive large business (prior to being acquired by Lockheed Martin). Customers included Health and Human Services, Navy Medical Logistics Command, and U.S. Army Medical Department, U.S. Forces Command, Army Sustainment Command and federal organizations and agencies. Additionally, Armstrong served a distinguished career as an officer in the U.S. Army, retiring in 2002. He is a fellow in the American College of Healthcare Executives. John earned a Master of Business Administration degree from Marymount University, a Master of Arts from Ball State University and completed his undergraduate studies at the University of Central Florida. He will work from the TeamStaff Atlanta offices.

About TeamStaff, Inc.
TeamStaff serves clients and their employees throughout the United States as a full-service provider of logistics and healthcare support services. TeamStaff specializes in providing high quality healthcare, logistics, and technical services to Federal agencies and the Department of Defense. For more information, visit the TeamStaff web site at www.teamstaff.com or the TeamStaff Government Solutions site at www.teamstaffgs.com.
This press release contains “forward-looking statements” as defined by the federal securities laws and involve numerous risks and uncertainties. TeamStaff’s actual results could differ materially from those described in such forward-looking statements as a result of such risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s periodic reports filed with the U.S. Securities Exchange Commission. The information in this release should be considered accurate only as of the date of the release.
CONTACTS:
Zachary C. Parker, CEO and President
John E. Kahn, CFO
TeamStaff, Inc.
1 Executive Drive
Somerset, NJ 08873
866-352-5304
Donald C. Weinberger/Diana Bittner (media)
Wolfe Axelrod Weinberger Associates, LLC
212-370-4500
don@wolfeaxelrod.com
diana@wolfeaxelrod.com

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